STERLING BANCORP

650 FIFTH AVENUE

NEWYORK, NY 10019-6108

PHONE: 212-757-3300

www.sterlingbancorp.com

**** IMPORTANT ****

April 23, 2010

Dear Sterling Bancorp Shareholder:

Enclosed you will find additional proxy materials relating to Sterling Bancorp’s Annual Meeting of Shareholders to be held on May 6, 2010.

Because of a change in New York Stock Exchange rules, unlike at previous annual meetings, your broker will not be able to vote your share with respect to the election of directors if you have not provided instructions to your broker. We strongly encourage you to submit your enclosed voting form and exercise your right to vote.

Because we have not yet heard from you, we are sending you this reminder notice, and we urge you to vote your shares immediately. As a shareholder, you have the right to vote over the Internet or by telephone, and we are asking you to do so now to save Sterling Bancorp further expense and to ensure that your vote is counted. Instructions on how to vote over the telephone or Internet are enclosed in this package.

Your shares cannot be represented at the Annual Meeting of election of directors unless you either sign and return the enclosed voting form or vote by telephone or over the Internet.

If you sign and return the enclosed form without indicating a different choice, your shares will be voted “FOR” the election of each of the named nominees for directors, “FOR” the ratification of the appointment of auditors and “FOR” the advisory approval of the compensation of the Company’s named executive officers.

**** PLEASE VOTE TODAY****

Thank you for your investment in Sterling Bancorp and for voting your shares. If you have questions or need help voting your shares, please call our proxy solicitation firm, Morrow & Co., LLC at 800-607-0088.

Sincerely,

Sterling Bancorp